Exhibit 10.3

AMENDMENT TO
EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of December 15, 2008 (“Amendment Effective Date”) among Krispy Kreme Doughnut Corporation, a North Carolina Corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina Corporation (the “Company” and together with KKDC, the “Companies”) and Kenneth J. Hudson (the “Executive”).

WHEREAS, the Companies and the Executive are parties to an Employment Agreement dated as of November 7, 2007 (the “Agreement”);

WHEREAS, the Companies and the Executive wish to amend the Agreement as set forth herein in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Companies and the Executive hereby agree as follows:

1. The definition of “Change in Control” in Section 1.01 of the Agreement is amended by adding the following sentence to the end thereof:

“provided, however, that an event will be treated as a “Change in Control” for purposes of this Agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to the Company.”

2. Section 5.03 is amended to read in its entirety as follows:

“Termination for Good Reason or Without Cause. Except as otherwise set forth in Section 5.09 below, if the Employment Period shall be terminated (a) by the Executive for Good Reason, or (b) by the Companies not for Cause, provided the Executive has executed, on or before the date that is fifty (50) days following the date of his termination of employment, an irrevocable (except to the extent required by law to be revocable) general release of claims in the form attached hereto as Exhibit A, and does not revoke such release prior to the end of the seven day statutory revocation period, the Executive shall be entitled solely to the following: (i) Base Salary through the Date of Termination, paid on the Companies’ normal payroll payment date; (ii) an amount equal to one times the Base Salary, provided that, the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01 or 9 below; (iii) a bonus for the year of termination of employment equal to the Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment, to be paid, subject to Section 13.14 below, 60 days following such termination of employment; and (iv) medical benefits as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that duplicative severance benefits shall not be payable under any other plan or program. Amounts described in clause (ii) above will be paid, subject to Section 13.14 below, in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the Date of Termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next nine (9) monthly anniversaries of the Date of Termination.  In addition, promptly following any such termination, the Executive shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination.”

3. Section 5.07 is amended to read in its entirety as follows:

“Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five days after a Notice of Termination is given, (b) if the Employment Period is terminated as a result of his death, on the date of his death, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason, the later of the date of the Notice of Termination and the end of any applicable correction period.”

4. Section 5.09 of the Agreement shall be amended to read in its entirety as follows:

“Termination for Good Reason or Without Cause Following a Change in Control.  If the Employment Period shall be terminated within two years after a Change in Control (a) by the Executive for Good Reason, or (b) by the Companies not for Cause, then Executive’s compensation and benefits upon termination shall be governed by this Section 5.09 instead of the provisions of Section 5.03 above, and, provided the Executive has executed, on or before the date that is fifty (50) days following the date of his termination of employment, an irrevocable (except to the extent required by law to be revocable) general release of claims in the form attached hereto as Exhibit A, and does not revoke such release prior to the end of the seven day statutory revocation period, the Executive shall be entitled solely to the following: (i) Base Salary through the Date of Termination, paid on the Companies’ normal payroll payment date; (ii) an amount equal to 1.25 times the sum of his Base Salary and his target annual bonus for the year of termination, provided that, the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01 or 9 below; (iii) a bonus for the year of termination of employment equal to the Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment; and (iv) medical benefits as provided in Section 5.05. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that duplicative severance benefits shall not be payable under any other plan or program.   In addition, promptly following any such termination, the Executive shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination.  The amounts due under clauses (ii) and (iii) of this Section 5.09 shall be paid, subject to Section 13.14 below, 60 days following such termination of employment.”

5. The fourth sentence of Section 9.01 shall be amended to read in its entirety as follows:

“Notwithstanding the foregoing, if the Executive’s termination of employment occurs at the end of the Employment Period due to the Companies giving written notice after the fifth anniversary of the Effective Date pursuant to Section 5.01 of its intention not to extend the Employment Period, this Section 9.01 will only apply if the Companies elect and agree in writing to pay the Executive his Base Salary and his annual target bonus in effect for the year during which his employment is terminated for an additional one-year period following the termination of employment, such amount to be paid, subject to Section 13.14 below, in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the date of the Executive’s “separation from service” with the Companies (as defined in Section 5.10 above) and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following such date and continuing on each of the next nine (9) monthly anniversaries of such date; provided, however, that if such termination of employment is within two years after a Change in Control, such amount shall instead be paid, subject to Section 13.14 below, 60 days following the Executive’s “separation from service” with the Companies.”

6. The Agreement shall be amended by adding the following Section 12.05:

“SECTION 12.05.     Anything in this Agreement to the contrary notwithstanding, in no event shall any payment by the Company pursuant to this Article 12 be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes.”

7. Section 13.01 shall be amended by adding the following to the end thereof:

“Following the final determination of the dispute in which, based on the outcome of the dispute, the Executive is, in accordance with this Section 13.01, entitled to have his costs borne by the Companies, the Companies shall pay all such reasonable costs within ten (10) days following written demand therefor (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within sixty (60) days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the costs are incurred.  Notwithstanding the foregoing, in the event a final determination of the dispute has not been made by December 20 of the year following the calendar year in which the costs are incurred, the Companies shall, within ten (10) days after such December 20, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Companies within ten (10) business days following the final determination if (x) in the case of an arbitration prior to a Change in Control, the Executive does not prevail on a majority of the material issues in the dispute, or (y) in the case of an arbitration after a Change in Control, the Executive does not prevail on at least one material issue in the dispute.  The amount of any costs eligible for payment under this Section 13.01 during a calendar year will not affect the amount of any costs eligible for payment under this Section 13.01 in any other taxable year.”

8. Section 13.14 of the Agreement shall be amended to read in its entirety as follows:

“(a)           It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 13.14 shall subject the Companies to any claim, liability, or expense, and the Companies shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

(b)           Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Companies to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Executive’s “termination of employment” (and corollary terms, including end of the Employment Period) with the Companies shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Companies.

(c)           With respect to any reimbursement or in-kind benefit arrangements of the Companies and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Companies.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.”

9. Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

10. All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the state of North Carolina, without regard to principles of conflict of laws.

11. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Douglas R. Muir
Printed Name: Douglas R. Muir
Title: Chief Financial Officer

KRISPY KREME DOUGHNUTS, INC.

By: /s/ James H. Morgan
Printed Name: James H. Morgan
Title: Chief Executive Officer

/s/ Kennth J. Hudson
Kenneth J. Hudson